United Security Bancshares -
Fourth Quarter Profits: $1.6 million

FRESNO, CA, January 21, 2015. United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $6,216,000 or $0.40 per basic and diluted common share for the year ended December 31, 2014, as compared to $7,269,000 or $0.47 per basic and diluted shares for the year ended December 31, 2013. United Security Bancshares reported consolidated net income of $1,556,000 or $0.10 per basic and diluted common share for the quarter ended December 31, 2014, as compared to $2,945,000 or $0.19 per basic and diluted common shares for the quarter ended December 31, 2013.

Annualized return on average equity (ROAE) for the year ended December 31, 2014 was 7.80%, compared to 10.09% for the year ended December 31, 2013. Annualized return on average assets (ROAA) was 0.93% for the year ended December 31, 2014, compared to 1.13% for the year ended December 31, 2013. The reduction in ROAE and ROAA for the year ended December 31, 2014 was primarily due to a $2,686,000 reversal on valuation allowance on deferred tax in 2013. Although net income fell for the year ended December 31, 2014 compared to the same period ended December 31, 2013, our net interest margin strengthened from 3.86% at December 31, 2013 to 4.01% at December 31, 2014. The 15 basis point increase in net interest margin in the period-to-period comparison resulted primarily due to growth of the loan portfolio, which is a higher yielding asset, compared to overnight investments with the Federal Reserve Bank.

Annualized return on average equity (ROAE) for the quarter ended December 31, 2014 was 7.51%, compared to 15.80% for the same period in 2013. Annualized return on average assets (ROAA) was 0.90% for the quarter ended December 31, 2014, compared to 1.79% for the same period in 2013. The reduction in ROAA was due to the reversal on valuation allowance on deferred tax which resulted in tax benefit of $2,578,000 for the quarter ended December 31, 2013, compared to tax expense of $1,262,000 for the same period ended December 31, 2014.

The Board of Directors of United Security Bancshares declared a fourth quarter 2014 stock dividend of one percent (1%) on December 16, 2014. The stock dividend was payable to shareholders of record on January 9, 2015, and the shares will be issued on January 21, 2015.

Dennis R. Woods, President and Chief Executive Officer of the Company, states, “2014 was an exceptional year for us with the termination of all formal regulatory agreements. We grew our loan portfolio over $60 million and continued to see positive momentum with reductions in non-performing assets and a year-over-year increase of 20% in core earnings. We are well positioned going into 2015 for continued success.” Shareholders’ equity at December 31, 2014 was $82,826,000, up $6,283,000 from shareholders’ equity of $76,543,000 at December 31, 2013.

Net interest income before provision for credit losses for the year ended December 31, 2014 totaled $23,617,000, an increase of $2,226,000 from the $21,391,000 reported for the year ended December 31, 2013. The net interest margin was 4.01% for the year ended December 31, 2014, as compared to 3.86% for the year ended December 31, 2013. Net interest income before provision for credit losses for the quarter ended December 31, 2014 totaled $6,105,000, an increase of $743,000 from $5,362,000 reported for the quarter ended December 31, 2013. The net interest margin was 3.99% for the quarter ended December 31, 2014, as compared to 3.72% for the quarter ended December 31, 2013. The Company experienced an improvement in net interest margin due to an increase in the balance of high-yielding loans as a percentage of total earning assets.

Noninterest income for the year ended December 31, 2014 totaled $5,161,000, reflecting an increase of $1,193,000 from $3,968,000 in noninterest income reported for the year ended December 31, 2013. Customer service fees continue to provide the majority of the Company's noninterest income, totaling $3,473,000 and $3,456,000 for the years ended December 31, 2014 and 2013, respectively. On a year over year comparative basis, non-interest income increased primarily due to a decrease of $674,000 on loss on fair value option of financial assets and a $691,000 gain on sale of a partnership interest during the year ended December 31, 2014. Noninterest income for the quarter ended December 31, 2014 totaled $1,029,000, reflecting an increase of $100,000 from $929,000 in noninterest income reported for the quarter ended December 31, 2013. Customer service fees totaled $834,000 for the quarter ended December 31, 2014, as compared to $902,000 for the quarter ended December 31, 2013. Changes in noninterest income on a quarter-to-quarter comparative basis between the fourth quarters of 2014 and 2013 are largely the result of a $189,000 reduction in loss on fair value option of financial assets during the quarter ended December 31, 2014.

For the year ended December 31, 2014, noninterest expense totaled $19,215,000, an increase of $132,000 as compared to $19,083,000 for the year ended December 31, 2013. On a year over year comparative basis, noninterest expense increased primarily due to increases of $300,000 in net cost on OREO and $439,000 in salaries expense during the year ended December 31, 2014, compared to the same period ended December 31, 2013. Partially offsetting the increases were reductions in amortization of intangibles, correspondent bank service charges, and regulatory assessments. Noninterest expense totaled $5,061,000 for the quarter ended December 31, 2014, a decrease of $841,000 as compared to $5,902,000 reported for the quarter ended December 31, 2013. The decrease in noninterest expense is primarily due to a decrease of $1,216,000 on net cost of OREO.

The Company had a negative provision for loan loss of $845,000 for the year ended December 31, 2014, compared to a negative provision of $1,098,000 for the year ended December 31, 2013. Net loan recoveries totaled $629,000 for the year ended December 31, 2014, as compared to net recoveries of $302,000 for the year ended December 31, 2013. The Company had a negative provision for loan loss of $745,000 for the quarter ended December 31, 2014, compared to a provision of $22,000 for the quarter ended December 31, 2013. Net loan recoveries totaled $400,000 for the quarter ended December 31, 2014, as compared to net loan recoveries of $414,000 for the quarter ended December 31, 2013. With a modest recovery in the economy and real estate markets within the Bank's service area, the Company has maintained an adequate allowance for loan losses which totaled 2.35% of total loans at December 31, 2014, compared to 2.78% of total loans at December 31, 2013. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at December 31, 2014 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $2,462,000 between December 31, 2013 and December 31, 2014. Additionally, nonperforming assets as a percentage of total assets decreased from 5.04% at December 31, 2013 to 4.46% at December 31, 2014. Nonaccrual loans decreased $2,406,000 between December 31, 2013 and December 31, 2014, while OREO increased $64,000 during the same period. Impaired loans totaled $16,037,000 at December 31, 2014, a decrease of $2,095,000 from the balance of $18,132,000 at December 31, 2013.

United Security Bancshares is a $660+ million bank holding company headquartered in Fresno, California. United Security Bank, its principal subsidiary, is a California state chartered bank with 11 branches serving the Central Valley and Campbell, and is a member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2014	December 31, 2013
Assets
Cash and noninterest-bearing deposits in other banks	$21,348	$20,193
Cash and due from Federal Reserve Bank	82,229	115,019
Cash and cash equivalents	103,577	135,212
Interest-bearing deposits in other banks	1,522	1,515
Investment securities (AFS at market value)	48,301	43,616
Loans and leases, net of unearned fees	457,595	395,013
Less: Allowance for credit losses	(10,771)	(10,988)
Net loans	446,824	384,025
Premises and equipment - net	11,550	12,122
Other real estate owned	14,010	13,946
Goodwill and intangible assets	4,488	4,550
Cash surrender value of life insurance	17,717	17,203
Deferred income taxes	6,853	11,630
Other assets	8,327	12,110
Total assets	$663,169	$635,929
Deposits:
Noninterest bearing demand deposits	$215,439	$214,317
Money market, NOW, and savings	271,789	244,686
Time	78,145	83,486
Total deposits	565,373	542,489
Accrued interest payable	40	44
Other liabilities	4,815	5,728
Junior subordinated debentures (at fair value)	10,115	11,125
Total liabilities	580,343	559,386
Shareholders' equity:

Common stock, no par value 20,000,000 shares authorized, 15,425,086 issued and outstanding at December 31, 2014, and 14,799,888 at December 31, 2013	49,271	45,778
Retained earnings	33,730	30,884
Accumulated other comprehensive loss	(175)	(119)
Total shareholders' equity	82,826	76,543
Total liabilities and shareholders' equity	$663,169	$635,929

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$6,175	$5,414	$23,777	$21,979
Interest on investment securities	212	208	901	703
Interest on deposits in FRB	67	89	277	312
Interest on deposits in other banks	2	2	7	8
Total interest income	6,456	5,713	24,962	23,002
Interest expense:
Interest on deposits	292	287	1,104	1,330
Interest on other borrowed funds	59	64	241	281
Total interest expense	351	351	1,345	1,611
Net interest income before provision for credit losses	6,105	5,362	23,617	21,391
Provision for credit losses	(745)	22	(845)	(1,098)
Net interest income	6,850	5,340	24,462	22,489
Non-interest income:
Customer service fees	834	902	3,473	3,456
Increase in cash surrender value of bank owned life insurance	130	139	514	556
Loss on Fair Value Option of Financial Assets	(68)	(257)	(102)	(776)
Gain on sale of other investment	—	—	691	—
Gain on sale of fixed assets	—	—	25	—
Other non-interest income	133	145	560	732
Total non-interest income	1,029	929	5,161	3,968
Non-interest expense:
Salaries and employee benefits	2,545	2,530	9,653	9,214
Occupancy expense	965	985	3,760	3,678
Data processing	33	59	134	185
Professional fees	498	139	1,456	1,275
Regulatory assessments	243	118	943	1,150
Director fees	55	57	232	232
Amortization of intangibles	—	47	62	187
Correspondent bank service charges	29	58	117	287
Loss on California tax credit partnership	54	102	39	253
Net cost on operation of OREO	91	1,307	571	271
Other non-interest expense	548	500	2,248	2,351
Total non-interest expense	5,061	5,902	19,215	19,083
Income before income tax provision	2,818	367	10,408	7,374
Provision (benefit) for income taxes	1,262	(2,578)	4,192	105
Net Income	$1,556	$2,945	$6,216	$7,269

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Basic earnings per share	$0.10	$0.19	$0.40	$0.47
Diluted earnings per share	$0.10	$0.19	$0.40	$0.47
Weighted average basic shares for EPS	15,425,086	15,400,683	15,410,733	15,398,911
Weighted average diluted shares for EPS	15,426,920	15,402,182	15,415,978	15,399,700

Annualized return on:
Average assets	0.90%	1.79%	0.93%	1.13%
Average equity	7.51%	15.80%	7.80%	10.09%
Yield on interest-earning assets	4.22%	3.96%	4.24%	4.15%
Cost of interest-bearing liabilities	0.38%	0.40%	0.38%	0.47%
Net interest margin	3.99%	3.72%	4.01%	3.86%
Annualized net recoveries to average loans	(0.36)%	(0.42)%	(0.15)%	(0.08)%

	December 31, 2014	December 31, 2013
Shares outstanding - period end	15,425,086	14,799,888
Book value per share	$5.37	$5.17
Tangible book value per share	$5.08	$4.86
Efficiency ratio	64.57%	73.45%
Total nonperforming assets	$29,586	$32,048
Nonperforming assets to total assets	4.46%	5.04%
Total impaired loans	$16,037	$18,132
Total nonaccrual loans	$9,935	$12,341
Loan to deposit ratio	80.94%	72.81%
Allowance for credit losses to total loans	2.35%	2.78%